Exhibit 99.1

MEDIA CONTACT:
Ted Gartner or Jessica Myers
Garmin International Inc.
Phone | 913/397-8200
E-Mail | media.relations@garmin.com

Garmin Adopts Rule 10b5-1 Plan in Conjunction with Share Repurchase Program

CAYMAN ISLANDS/June 11, 2008/PR Newswire/ - Garmin Ltd. (NASDAQ: GRMN) announced today that it has adopted a Rule 10b5-1 plan covering 5 million shares of the 10 million shares repurchase authorization that was approved by the company’s board of directors on June 6, 2008.

A plan under Rule 10b5-1 allows a company to repurchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. A broker selected by Garmin will have the authority under the terms and limitations specified in the plan to repurchase shares on the Company’s behalf in accordance with the terms of the plan. The company may terminate the plan at any time.

Purchases of the remaining 5 million shares under the 10 million shares repurchase authorization may be made from time to time at the discretion of management as market and business conditions warrant.

About Garmin Ltd.
The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 - most of which are enabled by GPS technology. Garmin’s products serve automotive, mobile, wireless, outdoor recreation, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200. Garmin is a registered trademark of Garmin Ltd.

Notice on Forward-Looking Statements:
This release includes forward-looking statements regarding Garmin Ltd. and its business. Such statements are based on management’s current expectations. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of known and unknown risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors listed in the Annual Report on Form 10-K for the year ended December 29, 2007 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s Form 10-K can be downloaded at www.garmin.com/aboutGarmin/invRelations/finReports.html. No forward-looking statement can be guaranteed. Forward-looking statements speak only as of the date on which they are made and Garmin undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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